Exhibit 99.1

Burlington Stores, Inc. Announces First Quarter 2017 Results

Raises Fiscal Year 2017 Earnings Outlook

o	On a GAAP basis, total sales rose 5.0%, net income increased 40%, diluted net income per share rose 40% and merchandise inventories decreased 10%
o	On a Non-GAAP basis,
-	Comparable store sales increased 0.5%
-	Adjusted EBITDA increased 13% to $137 million, 70 basis points as a percent of sales
-	Adjusted Net Income per Share rose 39% to $0.79 (inclusive of the change in accounting rules for share-based compensation)
-	Comparable store inventory decreased 7%

BURLINGTON, New Jersey; May 25, 2017 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the first quarter ended April 29, 2017.

Tom Kingsbury, Chief Executive Officer stated, “We are pleased with our expansion in operating margin as well as our 39% increase in Adjusted Net Income per Share in the first quarter. As previously disclosed, our sales performance was negatively impacted by the delayed tax refunds experienced in February. Importantly, momentum built throughout the quarter with combined March and April comparable sales rising 4.5%. It is worth noting that May is off to a solid start.”

Fiscal 2017 First Quarter Operating Results (for the 13 week period ended April 29, 2017 compared with the 13 week period ended April 30, 2016):

o

Total sales increased 5.0%, or $63.9 million, to $1,346.5 million. This growth was driven by an increase of $65.1 million from new and non-comparable stores, as well as a 0.5% increase in comparable store sales. The 0.5% comparable store sales increase was on top of a 4.3% increase in the first quarter of Fiscal 2016.

o

Gross margin expanded by 80 basis points to 40.9% driven primarily by increased merchandise margin. In addition, product sourcing costs as a percent of sales improved 10 basis points from the prior year’s quarter.  Product sourcing costs are included in selling, general and administrative expenses (SG&A).

o

SG&A, less product sourcing costs, as a percentage of sales was 26.6%, representing approximately 10 basis points of improvement compared with the Fiscal 2016 first quarter. This improvement was driven by a decrease in marketing expenses, business insurance costs, utilities and the timing of approximately $3.0 million of expenses that we had planned in the first quarter but now expect to incur in the second quarter of Fiscal 2017.

o

Other Revenue/Other Income decreased approximately 30 basis points, primarily driven by last year’s sale of the Company’s NJ Grow Tax credits of approximately $2.5 million during the first quarter.  The Company had anticipated the sale of similar tax credits in the first quarter of Fiscal 2017.  The sale of these credits is now expected to occur in the second quarter of Fiscal 2017.

o

The effective tax rate on a GAAP basis improved 720 basis points to 30.4% driven primarily by the adoption of the new share-based compensation accounting, which contributed 660 basis points of the improvement. Exclusive of the accounting change for share-based compensation, the effective tax rate was 37.0% compared with 37.6% during last year’s first quarter. The improvement was primarily driven by an increase in Federal hiring credits.

o

Net income increased 39.6% to $52.4 million, or $0.73 per diluted share, and Adjusted Net Income increased 36.0% to $56.6 million, or $0.79 per share, vs. $0.57 per share last year. These improvements were driven by top line growth and margin expansion, the share repurchases since the end of the first quarter last year, as well as the $0.07 benefit from the adoption of the new share-based compensation accounting.

o

Fully diluted shares outstanding were 71.5 million at the end of the quarter compared with 72.4 million outstanding at the end of last year’s first quarter, primarily as a result of share repurchases under the share repurchase program. Since the end of the first quarter of Fiscal 2016, the Company has repurchased 2.4 million shares of its common stock under its share repurchase programs.

o	Adjusted EBITDA increased 13.1%, or $15.9 million, to $136.8 million. The 70 basis point expansion in Adjusted EBITDA as a percentage of sales was primarily driven by gross margin expansion.

Inventory

o

Merchandise inventories were $725.5 million vs. $804.7 million last year.  This decrease was primarily due to a 7% decline in comparable store inventory which contributed to a 7% improvement in comparable store inventory turnover.  The decline also reflected a decrease in pack and hold inventory, which as a percentage of total inventory represented 26% at the end of the first quarter of Fiscal 2017 compared to 28% at the end of the first quarter of Fiscal 2016.

Share Repurchase Activity

o

During the first quarter, the Company invested $48.9 million of cash to repurchase 518,165 shares of its common stock ending the period with approximately $151 million remaining on its share repurchase program.

Full Year Fiscal 2017 and Second Quarter 2017 Outlook

For the full Fiscal Year 2017 (the 53-weeks ending February 3, 2018), the Company now expects:

o	Total sales to increase in the range of 7.3% to 8.1%, including 1.4% from the 53rd week;
o

Comparable store sales to increase in the range of 2% to 3% for the balance of the year resulting in a  full year comparable store sales increase of 1.6% to 2.4% on top of the 4.5% increase during Fiscal 2016;

o	Interest expense of approximately $57 million;
o

Adjusted Net Income per Share in the range of $3.86 to $3.96, utilizing a fully diluted share count of approximately 71.3 million, as compared with $3.24 in Fiscal 2016. This includes an expected benefit from the 53rd week of approximately $0.04 per share, and an anticipated increase of approximately $0.10 per share resulting from the recent change in accounting rules for share-based compensation.

o	Adjusted EBITDA margin expansion to increase 50 to 60 basis points;
o	To open 30 net new stores; and
o	Net Capital Expenditures of approximately $200 million.

For the second quarter of Fiscal 2017 (the 13 weeks ending July 29, 2017), the Company expects:

o	Total sales to increase in the range of 6.7% to 7.7%;
o	Comparable store sales to increase in the range of 2% to 3% on top of a 5.4% increase during the second quarter of Fiscal 2016; and
o

Adjusted Net Income per Share in the range of $0.46 to $0.50, inclusive of $0.02 benefit from the recent accounting change for share-based compensation and utilizing a fully diluted share count of approximately 71.2 million shares, as compared to $0.39 last year.

The Company has provided non-GAAP guidance as set out above. This does not reflect the impact of potential future non-GAAP adjustments on GAAP net income or GAAP diluted net income per share because the need for some of these adjustments, and their impact, cannot be predicted with reasonable certainty. The adjustments that cannot be predicted with reasonable certainty include, but are not limited to, costs related to debt amendments, secondary offerings, loss on extinguishment of debt, and impairment charges as well as the tax effect of such items.

Note regarding Non-GAAP financial measures

The foregoing discussion includes references to Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per Share. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

First Quarter 2017 Conference Call

The Company will hold a conference call on Thursday, May 25, 2017 at 8:30 a.m. Eastern Time to discuss the Company’s first quarter results. The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning at 11:30 am ET, May 25, 2017 until 11:59 pm ET on June 1, 2017. The U.S. toll-free replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13661823. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using SEC filings, press releases, public conference calls and webcasts. In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that the Company posts on its website or on social media channels could be deemed material; therefore, the

Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonCoatFactory/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2016 revenue of $5.6 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 596 stores as of the end of the first quarter of Fiscal 2017, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 65% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home and coats.

For more information about the Company, visit www.burlingtonstores.com.

Investor Relations Contact:

Robert L. LaPenta, Jr.

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands)

	Three Months Ended
	April 29,	April 30,
	2017	2016
REVENUES:
Net sales	$1,346,546	$1,282,670
Other revenue	5,673	6,214
Total revenue	1,352,219	1,288,884
COSTS AND EXPENSES:
Cost of sales	796,396	768,681
Selling, general and administrative expenses	420,856	403,385
Stock option modification expense	63	236
Depreciation and amortization	48,012	45,545
Impairment charges-long-lived assets	—	109
Other income - net	(1,906)	(4,169)
Interest expense	13,514	14,952
Total costs and expenses	1,276,935	1,228,739
Income before income tax expense	75,284	60,145
Income tax expense	22,916	22,631
Net income	$52,368	$37,514

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	April 29,	January 28,	April 30,
	2017	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$29,588	$81,597	$28,100
Restricted cash and cash equivalents	27,800	27,800	27,800
Accounts receivable—net	52,980	43,252	51,371
Merchandise inventories	725,537	701,891	804,694
Prepaid and other current assets	78,819	73,784	69,525
Total current assets	914,724	928,324	981,490
Property and equipment—net	1,055,171	1,049,447	1,011,869
Goodwill and intangible assets—net	492,214	498,244	517,546
Deferred tax assets	7,678	7,973	—
Other assets	89,071	90,495	94,996
Total assets	$2,558,858	$2,574,483	$2,605,901

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$608,919	$640,326	$594,381
Other current liabilities	336,705	354,870	279,076
Current maturities of long term debt	1,696	1,638	1,452
Total current liabilities	947,320	996,834	874,909
Long term debt	1,152,186	1,128,843	1,350,176
Other liabilities	287,760	290,683	285,554
Deferred tax liabilities	212,500	207,935	200,500
Stockholders' deficit	(40,908)	(49,812)	(105,238)
Total liabilities and stockholders' deficit	$2,558,858	$2,574,483	$2,605,901

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Three Months Ended
	April 29,	April 30,
	2017	2016
OPERATING ACTIVITIES
Net income	$52,368	$37,514
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	48,012	45,545
Deferred income taxes	4,600	(533)
Non-cash stock compensation expense	5,083	3,283
Non-cash rent	(6,749)	(7,331)
Deferred rent incentives	5,024	2,476
Changes in assets and liabilities:
Accounts receivable	(10,308)	(13,287)
Merchandise inventories	(23,646)	(21,166)
Accounts payable	(32,431)	(2,959)
Other current assets and liabilities	(16,409)	(15,388)
Long term assets and liabilities	541	1,469
Other operating activities	2,499	3,824
Net cash provided by operating activities	28,584	33,447
INVESTING ACTIVITIES
Cash paid for property and equipment	(52,913)	(30,425)
Other investing activities	140	83
Net cash (used in) investing activities	(52,773)	(30,342)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	268,300	450,200
Principal payments on long term debt—ABL Line of Credit	(245,100)	(395,400)
Purchase of treasury shares	(50,536)	(50,017)
Other financing activities	(484)	(703)
Net cash (used in) provided by financing activities	(27,820)	4,080
(Decrease) increase in cash and cash equivalents	(52,009)	7,185
Cash and cash equivalents at beginning of period	81,597	20,915
Cash and cash equivalents at end of period	$29,588	$28,100

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands except per share data)

Adjusted Net Income, Adjusted Net Income per Share and Adjusted EBITDA

The following tables calculate the Company’s Adjusted Net Income, Adjusted Net Income per Share and Adjusted EBITDA (earnings before (i) net interest expense, (ii) stock option modification expense, (iii) depreciation and amortization (iv) impairment charges and (v) taxes), all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income for the period plus (i) net favorable lease amortization, (ii) stock option modification expense, and (iii) impairment charges, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted Net Income per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding, as defined in the table below.

The Company presents Adjusted Net Income, Adjusted Net Income per Share and Adjusted EBITDA because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted Net Income, Adjusted Net Income per Share and Adjusted EBITDA provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, Adjusted Net Income, Adjusted Net Income per Share and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the three months ended April 29, 2017 compared with the three months ended April 30, 2016:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended
	April 29,	April 30,
	2017	2016
Reconciliation of net income to Adjusted Net Income:
Net income	$52,368	$37,514
Net favorable lease amortization (a)	6,009	6,222
Stock option modification expense (b)	63	236
Impairment charges (c)	—	109
Tax effect (d)	(1,848)	(2,471)
Adjusted Net Income	$56,592	$41,610
Fully diluted weighted average shares outstanding (e)	71,505	72,423
Adjusted Net Income per Share	$0.79	$0.57

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the three months ended April 29, 2017 compared with the three months ended April 30, 2016:

	(unaudited)
	(in thousands)
	Three Months Ended
	April 29,	April 30,
	2017	2016
Reconciliation of net income to Adjusted EBITDA:
Net income	$52,368	$37,514
Interest expense	13,514	14,952
Interest income	(35)	(14)
Stock option modification expense (b)	63	236
Depreciation and amortization	48,012	45,545
Impairment charges (c)	—	109
Tax expense	22,916	22,631
Adjusted EBITDA	$136,838	$120,973

(a)

Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation, and are recorded in the line item “Depreciation and amortization” in our Condensed Consolidated Statements of Income.

(b)	Represents expenses incurred as a result of our May 2013 stock option modification.
(c)	Represents impairment charges on long-lived assets.
(d)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods for the tax impact of items (a) through (c).
(e)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.  Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.